CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1187 and Amendment #1189 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 26, 2025 on the financial statements and financial highlights of the Shenkman Capital Short Duration High Income Fund and Shenkman Capital Floating Rate High Income Fund, each a series of the Advisors Series Trust appearing in Form N-CSR for the year ended September 30, 2025, which are also incorporated by reference into the Registration Statement.

/s/Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
January 27, 2026